As filed with the Securities and Exchange Commission on September 14, 2007

Securities Act File No. 333-133761

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-14

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

☐	Pre-Effective Amendment No.

☒	Post-Effective Amendment No. 1

(Check appropriate box or boxes)

BLACKROCK FUNDS SM

(Exact Name of Registrant as Specified in Agreement and Declaration of Trust)

Bellevue Park Corporate Center

100 Bellevue Parkway

Wilmington, DE 19809

(Address of Principal Executive Offices)

Telephone Number: (888) 825-2257

(Area Code and Telephone Number)

Brian Kindelan, Esq.

BlackRock Advisors, Inc.

Bellevue Park Corporate Center

100 Bellevue Parkway

Wilmington, DE 19809

(Name and Address of Agent for Service)

Copies to:

Richard T. Prins, Esq.	Sarah E. Cogan, Esq.	Frank P. Bruno, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP	Simpson Thacher & Bartlett LLP	Sidley Austin LLP
4 Times Square	425 Lexington Avenue	787 Seventh Avenue
New York, New York 10036-6522	New York, New York 10017	New York, New York 10019-6018

EXPLANATORY NOTE

                The Joint Proxy Statement/Prospectus in the form filed on June 23, 2006 pursuant to Rule 497 of the General Rules and Regulations under the Securities Act of 1933, as amended, and the Statement of Additional Information included in Pre-Effective Amendment No. 2 to the Registration Statement (File No. 333-133761) in the form filed on June 19, 2006 are incorporated herein by reference.

                This amendment is being filed in order to file, as Exhibit 12 to this Registration Statement, the tax opinion of Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel for BlackRock Funds (the “Registrant”).

PART C

OTHER INFORMATION

Item 15. Indemnification

 There has been no change in the information set forth in Item 15 of the Registration Statement of the Registrant on Form N-14 (File No. 333-133761) under the Securities Act of 1933, as amended, as filed with the Securities and Exchange Commission on June 19, 2006, which information is incorporated herein by reference.

Item 16. Exhibits

Ex. Number	Description

(1)(a)

Declaration of Trust of BlackRock Funds dated December 22, 1988 is incorporated herein by reference to Exhibit (1)(a) of Post-Effective Amendment No. 33 to BlackRock Funds’ Registration Statement on Form N-1A filed on January 27, 1998

(b)

Amendment No. 1 to Declaration of Trust dated May 4, 1989 is incorporated herein by reference to Exhibit (1)(b) of Post-Effective Amendment No. 33 to BlackRock Funds’ Registration Statement on Form N-1A filed on January 27, 1998

(c)

Amendment No. 2 to the Declaration of Trust dated December 23, 1993 is incorporated herein by reference to Exhibit (1)(c) of Post-Effective Amendment No. 33 to BlackRock Funds’ Registration Statement on Form N-1A filed on January 27, 1998

(d)

Amendment No. 3 to the Declaration of Trust dated January 5, 1996 is incorporated by reference to Exhibit 1(d) of Post-Effective Amendment No. 23 to BlackRock Funds’ Registration Statement on Form N-1A (No. 33-26305) filed on October 18, 1996

(e)

Amendment No. 4 to the Declaration of Trust dated December 23, 1997 is incorporated herein by reference to Exhibit (1)(e) of Post-Effective Amendment No. 33 to BlackRock Funds’ Registration Statement on Form N-1A filed on January 27, 1998

(2)

Amended and Restated Code of Regulations of BlackRock Funds is incorporated herein by reference to Exhibit 2(a) of Post-Effective Amendment No. 42 to BlackRock Funds’ Registration Statement on Form N-1A filed on June 11, 1999

(3)	None

(4)

Form of Agreement and Plan of Reorganization is incorporated herein by reference to Appendix B of the Joint Proxy Statement/Prospectus in the form filed on June 23, 2006 pursuant to Rule 497 of the General Rules and Regulations under the Securities Act of 1933, as amended (File No. 333-133761)

(5)

Sections V, VIII and IX of BlackRock Funds’ Declaration of Trust dated December 22, 1988 are incorporated herein by reference to Exhibit (1)(a) of Post-Effective Amendment No. 33 to BlackRock Funds’ Registration Statement on Form N-1A filed on January 27, 1998; Article II of BlackRock Funds’ Amended and Restated Code of Regulations is incorporated herein by reference to Exhibit (2)(a) of Post-Effective Amendment No. 42 to BlackRock Funds’ Registration Statement on Form N-1A filed on June 11, 1999

(6)(a)

Investment Advisory Agreement between BlackRock Funds and BlackRock Advisors, Inc. relating to all then-existing Portfolios except the Multi-Sector Mortgage Securities Portfolio III and Index Equity Portfolio is incorporated herein by reference to Exhibit (5)(a) of Post-Effective Amendment No. 21 to BlackRock Funds’ Registration Statement on Form N-1A filed on May 30, 1996

(b)	Form of Amendment No. 1 to Investment Advisory Agreement between BlackRock Funds and BlackRock Advisors, Inc. dated as of May 8, 2002 is incorporated herein by reference to Exhibit 4(ee) of Post-Effective Amendment No. 68 to BlackRock Funds’ Registration Statement on Form N-1A filed on January 28, 2003

(c)

Form of Addendum No. 4 to Investment Advisory Agreement between BlackRock Funds and BlackRock Advisors, Inc. with respect to the High Yield Bond Portfolio is incorporated herein by reference to Exhibit 5(s) of Post-Effective Amendment No. 37 to BlackRock Funds’ Registration Statement on Form N-1A filed on August 7, 1998

(d)

Form of Sub-Advisory Agreement between BlackRock Advisors, Inc. and BlackRock Financial Management, Inc. with respect to the High Yield Bond Portfolio is incorporated herein by reference to Exhibit 5(t) of Post-Effective Amendment No. 37 to BlackRock Funds’ Registration Statement on Form N-1A filed on August 7, 1998

(7)(a)

Distribution Agreement between BlackRock Funds and BlackRock Distributors, Inc. dated as of January 2, 2001 is incorporated herein by reference to Exhibit 5(a) of Post-Effective Amendment No. 59 to BlackRock Funds’ Registration Statement on Form N-1A filed on January 29, 2001

(b)

Form of Appendix A to Distribution Agreement between BlackRock Funds and BlackRock Distributors, Inc. is incorporated herein by reference to Exhibit 5(b) of Post-Effective Amendment No. 94 to BlackRock Funds’ Registration Statement on Form N-1A filed on January 27, 2006

(c)

Form of Cooperation Agreement among BlackRock Funds, BlackRock Advisors, Inc. and UBS AG is incorporated herein by reference to Exhibit 5(c) of Post-Effective Amendment No. 91 to BlackRock Funds’ Registration Statement on Form N-1A filed on January 31, 2005

(8)	None

(9)(a)

Amended and Restated Custodian Agreement dated February 10, 2004 between BlackRock Funds and PFPC is incorporated herein by reference to Exhibit 7(a) of Post-Effective Amendment No. 86 to BlackRock Funds’ Registration Statement on Form N-1A filed on November 3, 2004

(b)

Sub-Custodian Agreement dated April 27, 1992 among BlackRock Funds, PNC Bank, National Association and The Chase Manhattan Bank is incorporated herein by reference to Exhibit (8)(e) of Post-Effective Amendment No. 34 to BlackRock Funds’ Registration Statement on Form N-1A filed on February 13, 1998

(c)

Global Custody Agreement between Barclays Bank PLC and PNC Bank, National Association dated October 28, 1992 is incorporated herein by reference to Exhibit (8)(f) of Post-Effective Amendment No. 33 to BlackRock Funds’ Registration Statement on Form N-1A filed on January 27, 1998

(d)

Custodian Agreement between State Street Bank and Trust Company and PNC Bank, National Association dated June 13, 1983 is incorporated herein by reference to Exhibit (8)(g) of Post-Effective Amendment No. 34 to BlackRock Funds’ Registration Statement on Form N-1A filed on February 13, 1998

(e)

Amendment No. 1 to Custodian Agreement between State Street Bank and Trust Company and PNC Bank, National Association dated November 21, 1989 is incorporated herein by reference to Exhibit (8)(h) of Post-Effective Amendment No. 34 to BlackRock Funds’ Registration Statement on Form N-1A filed on February 13, 1998

(f)

Subcustodial Services Agreement dated January 10, 1996 between PNC Bank, National Association and Citibank, N.A. is incorporated herein by reference to Exhibit 8(j) of Post-Effective Amendment No. 27 to BlackRock Funds’ Registration Statement on Form N-1A filed on January 28, 1997

(10)(a)

Amended and Restated Distribution and Service Plan dated September 10, 2004 of BlackRock Funds for Service, Series A Investor, Series B Investor, Series C Investor, Institutional, HL and BlackRock Shares is incorporated herein by reference to Exhibit 13(a) of Post-Effective

Amendment No. 86 to BlackRock Funds’ Registration Statement on Form N-1A filed on November 3, 2004

(b)

Form of Appendix A to Amended and Restated Distribution and Service Plan is incorporated herein by reference to Exhibit 13(b) of Post-Effective Amendment No. 94 to BlackRock Funds’ Registration Statement on Form N-1A filed on January 27, 2006

(c)

Amended and Restated Plan Pursuant to Rule 18f-3 for Operation of a Multi-Class Distribution System dated September 10, 2004 of BlackRock Funds is incorporated herein by reference to Exhibit 14(a) of Post-Effective Amendment No. 86 to BlackRock Funds’ Registration Statement on Form N-1A filed on November 3, 2004

(11)

Opinion and Consent of Skadden, Arps, Slate, Meagher & Flom LLP, is incorporated herein by reference to Exhibit 11 of Pre-Effective Amendment No. 1 to BlackRock Funds' Registration Statement on Form N-14 filed on June 16, 2006

(12)	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain tax matters, filed herewith

(13)(a)

Amended and Restated Administration Agreement dated February 10, 2004 among BlackRock Funds, BlackRock Advisors, Inc. and PFPC Inc. is incorporated herein by reference to Exhibit 8(a) of Post-Effective Amendment No. 86 to BlackRock Funds’ Registration Statement on Form N-1A filed on November 3, 2004

(b)

Form of Appendix A to the Amended and Restated Administration Agreement among BlackRock Funds, BlackRock Advisors, Inc. and PFPC Inc. is incorporated herein by reference to Exhibit 8(b) of Post-Effective Amendment No. 94 to BlackRock Funds’ Registration Statement on Form N-1A filed on January 27, 2006

(c)

Amended and Restated Transfer Agency Agreement dated February 10, 2004 between BlackRock Funds and PFPC Inc. is incorporated herein by reference to Exhibit 8(c) of Post-Effective Amendment No. 86 to BlackRock Funds’ Registration Statement on Form N-1A filed on November 3, 2004

(d)

Form of Exhibit A to the Amended and Restated Transfer Agency Agreement between BlackRock Funds and PFPC Inc. is incorporated herein by reference to Exhibit 8(h) of Post-Effective Amendment No. 94 to BlackRock Funds’ Registration Statement on Form N-1A filed on January 27, 2006

(e)

Share Acquisition Agreement dated April 29, 1998 by and among BlackRock Funds and PNC Bank, National Association and PNC Bank, Delaware, respectively, each as trustee for certain of the common trust funds listed therein is incorporated herein by reference to Exhibit 9(l) of Post-Effective Amendment No. 36 to BlackRock Funds’ Registration Statement on Form N-1A filed on April 29, 1998

(f)

Schedule A to Expense Limitation Agreement is incorporated herein by reference to Exhibit 8(l) of Post-Effective Amendment No. 94 to BlackRock Funds’ Registration Statement on Form N-1A filed on January 27, 2006

(g)

Form of Shareholders’ Administrative Services Agreement between BlackRock Funds and BlackRock Advisors, Inc. is incorporated herein by reference to Exhibit 8(p) of Post-Effective Amendment No. 91 to BlackRock Funds’ Registration Statement on Form N-1A filed on January 31, 2005

(14)(a)

Consent of independent auditors of the BlackRock Fund is incorporated herein by reference to Exhibit 14(a) of Pre-Effective Amendment No. 2 to BlackRock Funds' Registration Statement on Form N-14 (File No. 333-133761) filed on June 19, 2006

(b)

Consent of independent auditors of the ML Fund is incorporated herein by reference to Exhibit 14(b) of Pre-Effective Amendment No. 2 to BlackRock Funds' Registration Statement on Form N-14 (File No. 333-133761) filed on June 19, 2006

(15)	None

(16)(a)

Power of Attorney of David R. Wilmerding, Jr. dated June 12, 2006 is incorporated herein by reference to Exhibit 16(a) of Pre-Effective Amendment No. 1 to BlackRock Funds' Registration Statement on Form N-14 filed on June 16, 2006

(b)

Power of Attorney of Robert M. Hernandez dated June 12, 2006 is incorporated herein by reference to Exhibit 16(b) of Pre-Effective Amendment No. 1 to BlackRock Funds' Registration Statement on Form N-14 filed on June 16, 2006

(c)

Power of Attorney of Laurence D. Fink dated June 12, 2006 is incorporated herein by reference to Exhibit 16(c) of Pre-Effective Amendment No. 1 to BlackRock Funds' Registration Statement on Form N-14 filed on June 16, 2006

(d)

Power of Attorney of Stuart E. Eizenstat dated June 14, 2006 is incorporated herein by reference to Exhibit 16(d) of Pre-Effective Amendment No. 1 to BlackRock Funds' Registration Statement on Form N-14 filed on June 16, 2006

(e)

Power of Attorney of Dr. Matina Horner dated June 12, 2006 is incorporated herein by reference to Exhibit 16(e) of Pre-Effective Amendment No. 1 to BlackRock Funds' Registration Statement on Form N-14 filed on June 16, 2006

(f)

Power of Attorney of Bruce R. Bond dated June 12, 2006 is incorporated herein by reference to Exhibit 16(f) of Pre-Effective Amendment No. 1 to BlackRock Funds' Registration Statement on Form N-14 filed on June 16, 2006

(g)

Power of Attorney of Richard S. Davis dated June 12, 2006 is incorporated herein by reference to Exhibit 16(g) of Pre-Effective Amendment No. 1 to BlackRock Funds' Registration Statement on Form N-14 filed on June 16, 2006

(h)

Power of Attorney of Toby Rosenblatt dated June 12, 2006 is incorporated herein by reference to Exhibit 16(i) of Pre-Effective Amendment No. 1 to BlackRock Funds' Registration Statement on Form N-14 filed on June 16, 2006

(17)	Form of Proxy Ballot, is incorporated herein by reference to Exhibit 17 of Pre-Effective Amendment No. 1 to BlackRock Funds' Registration Statement on Form N-14 filed on June 16, 2006

Item 17. Undertakings

(1) The undersigned registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the 1933 Act, the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by other items of the applicable form.

(2) The undersigned registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

SIGNATURES

As required by the Securities Act of 1933, as amended, this registration statement has been signed on behalf of the registrant in the City of New York and State of New York, on the 14th day of September, 2007.

BLACKROCK FUNDSSM

By:

/s/ Donald C. Burke
Donald C. Burke
President
(Principal Executive Officer)

By:

/s/ Jay Fife
Jay Fife
Treasurer
(Principal Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date
/s/ *BRUCE R. BOND	Trustee	September 14, 2007
(Bruce R. Bond)
/s/ *RICHARD S. DAVIS	Trustee	September 14, 2007
(Richard S. Davis)
/s/ *STUART E. EIZENSTAT	Trustee	September 14, 2007
(Stuart E. Eizenstat)
/s/ *LAURENCE D. FINK	Trustee	September 14, 2007
(Laurence D. Fink)
/s/ *ROBERT M. HERNANDEZ	Trustee	September 14, 2007
(Robert M. Hernandez)
/s/ *DR. MATINA HORNER	Trustee	September 14, 2007
(Dr. Matina Horner)
/s/ *TOBY ROSENBLATT	Trustee	September 14, 2007
(Toby Rosenblatt)
/s/ *DAVID R. WILMERDING, JR.	Trustee and Chairman of the Board	September 14, 2007
(David R. Wilmerding, Jr.)

*By:

/s/ Anne Ackerley	September 14, 2007
Anne Ackerley, Attorney-in-fact

SCHEDULE OF EXHIBITS TO FORM N-14

Ex. Number	Description

(12)	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain tax matters